UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 12, 2008

EvergreenBancorp, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Washington	000-32915	91-2097262
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1111 Third Avenue, Suite 2100, Seattle, Washington		98101
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	206 628 4250

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On June 12, 2008, Barrie M. Macdonald accepted the position of Executive Vice President and Chief Lending Officer for EvergreenBancorp, Inc.’s ("Registrant") wholly-owned subsidiary, EvergreenBank, effective June 16, 2008. Mr. Macdonald has over 34 years of financial management experience in the banking industry. Most recently, he was the proposed President & Chief Executive Officer of Lake Sammamish Bank (In Organization) which received regulatory approval but determined not to proceed in May 2008 due to the inability to raise its minimum target capital. He has also held the position of Area Executive for Ironstone Bank in Seattle, Washington where he implemented the banks owner-occupied real estate loan strategy and was responsible for starting, managing and opening the bank in the Seattle market. In addition to these roles, Mr. Macdonald has held positions with KeyBank where he led a sales team within the Seattle Metropolitan area to annual loan production of $450.0 million and was instrumental in implementing and marketing the Private Banking program at Puget Sound Bank (prior to being purchased by KeyBank). Mr. Macdonald received his A.A. from Spokane Falls Community College and graduated Pacific Coast Banking School, University of Washington and has lived in the Pacific Northwest for the past thirty years.

Mr. Macdonald’s employment will be at-will and he will receive an annual base salary of $160,000 per year.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EvergreenBancorp, Inc.

June 16, 2008	By:	Gerald O. Hatler

Name: Gerald O. Hatler
Title: President and Chief Executive Officer